The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying base prospectus are not an offer to sell these securities, and are not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted.

Filed pursuant to Rule 424(b)(2)
Registration No.: 333-149379

Subject to Completion
Preliminary Prospectus Supplement Dated February 26, 2008

PROSPECTUS SUPPLEMENT
(To prospectus dated February 26, 2008)

$     % Senior Notes due 2013
$     % Senior Notes due 2018

We are offering an aggregate of $      of our     % Senior Notes due          , 2013, which we refer to as the “notes due 2013,” and an aggregate of $      of our     % Senior Notes due          , 2018, which we refer to as the “notes due 2018.” We refer to the notes due 2013 and the notes due 2018 collectively as the “notes.” Interest on the notes is payable on           and           of each year, beginning on          , 2008 and will be subject to adjustment upon the occurrence of the events described in this prospectus supplement relating to the credit ratings assigned to the notes.

The notes will be our senior unsecured obligations and will rank equally with our other senior unsecured indebtedness. The notes will be issued only in registered form in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

We may redeem the notes in whole or in part at any time at the applicable redemption price set forth under “Description of Notes — Optional Redemption.” If we experience a Change of Control Triggering Event, we will be required to offer to repurchase the notes from holders. See “Description of Notes — Change of Control.”

The notes will not be listed on any securities exchange. Currently, there is no public market for the notes.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-8 of this prospectus supplement.

	Notes Due 2013		Notes Due 2018
	Per Note	Total	Per Note	Total

Public offering price (1)	%	$	%	$
Underwriting discount	%	$	%	$
Proceeds, before expenses, to Biogen Idec Inc.	%	$	%	$

(1)	Plus interest, if any, from , 2008 to the date of delivery.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined that this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The notes will be ready for delivery in book-entry form only through The Depository Trust Company and its participants, including Euroclear and Clearstream Luxembourg, on or about          , 2008.

Joint Book-Running Managers

Goldman, Sachs & Co.	Merrill Lynch & Co.

The date of this prospectus supplement is February   , 2008.

Prospectus Supplement

Prospectus

About this Prospectus	2
Where You Can Find More Information About Us	2
Use of Proceeds	3
Ratio of Earnings to Fixed Charges	3
Plan of Distribution	3
Validity of Notes	5
Experts	5

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement. You must not rely on any unauthorized information or representations. This prospectus supplement is an offer to sell only the notes offered hereby, and only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement is current only as of its date.

EXPLANATORY NOTE

This prospectus supplement contains the terms of this offering of notes. This prospectus supplement, and the information incorporated by reference into this prospectus supplement and the accompanying prospectus, may add, update or change information in the accompanying prospectus. If information in this prospectus supplement, or the information incorporated by reference into this prospectus supplement and the accompanying prospectus, is inconsistent with the accompanying prospectus, this prospectus supplement or the information incorporated by reference into this prospectus supplement and the accompanying prospectus will apply and will supersede that information in the accompanying prospectus. Generally, when we refer to the prospectus, we are referring to both the prospectus supplement and the accompanying prospectus.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any person to provide you with different information. If any person provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus is accurate only as of the respective dates thereof. Our business, financial condition, results of operations and prospects may have changed since those dates.

When we refer to “we,” “our,” and “us” in this prospectus supplement and the accompanying prospectus, we mean Biogen Idec Inc., including, unless the context otherwise requires, its consolidated subsidiaries, except in the section entitled “Description of Notes” where we mean Biogen Idec Inc. alone. When we refer to “you” or “yours,” we mean the holders of the notes offered hereby.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus contain or incorporate by reference “forward-looking statements” about our financial condition, results of operations and business. These statements include, among others, statements regarding:

•	anticipated results of operations, financial condition, and capital resources; and

•	expectations, beliefs, plans, strategies, anticipated developments, and other matters that are not historical facts, including plans to continue our productivity initiatives and expectations regarding growth in our business.

These statements may be made expressly in this prospectus supplement, or may be incorporated by reference to other documents filed with the Securities and Exchange Commission (the “SEC”). These forward-looking statements generally can be identified by the use of words such as “anticipate,” “expect,” “plan,” “could,” “may,” “will,” “believe,” “estimate,” “forecast,” “project,” “intend,” “target,” and other words and terms of similar meanings used or incorporated by reference in this prospectus supplement and the accompanying prospectus.

Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statement. We refer you to “Risk Factors” in this prospectus supplement for identification of important factors with respect to these risks and uncertainties. We also refer you to “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 as updated by other SEC filings filed after such annual report and incorporated by reference into this prospectus supplement for identification of other important factors with respect to these risks and uncertainties. The risks and uncertainties include our substantial dependence on revenues from our two principal products, AVONEX and RITUXAN; the uncertainty of success in commercializing other products, including TYSABRI; our dependence upon successful development and commercialization of other products from our research and development efforts; the consequences of the nomination of directors for election to our board of directors by an activist shareholder; TYSABRI; failure to successfully execute our strategy of growth through acquisition, partnering, and in-licensing of products, technologies, or companies; loss of business and market position; dependence on collaborators for both product and royalty revenue and the clinical development of future collaboration products; a reduction in the extent of reimbursement from third party payors; government regulation and oversight and change in laws; failure to comply with legal and regulatory requirements affecting the healthcare industry; manufacturing problems and reliance on third parties to provide certain services in connection with the manufacture of our products; significant investment in the expansion of manufacturing capacity, the success of which relies upon continued demand for our products; failure to attract and retain qualified personnel and maintain and establish key relationships; fluctuations in operating results; difficulty adequately protecting and enforcing our intellectual property rights; infringement on the intellectual property rights of others; costs from intellectual property litigation; pending and future product liability claims; environmental risks; risks of doing business abroad including impact to our international sales and operations; interest and credit risk to our investments in marketable securities; liabilities to tax authorities in excess of amounts that have been accrued; and aspects of our corporate governance and collaboration agreements that may discourage a third party from attempting to acquire us. The forward-looking statements contained or incorporated by reference in this prospectus supplement and the accompanying prospectus are qualified by these risk factors.

We caution investors not to place undue reliance on the forward-looking statements contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. Each statement speaks only as of the date of this prospectus supplement or, in the case of the prospectus, the date of the prospectus, and in the case of the documents incorporated by reference, the date of the applicable documents (or any earlier date indicated in the statement), and, unless required by law, we undertake no obligation to update or revise any of these statements, whether as a result of new information, future developments or otherwise. From time to time, we also may provide oral or written forward-looking statements in other materials. You should consider this cautionary statement, including the risk factors identified under the caption “Risk Factors” in this prospectus supplement and in “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, when evaluating those statements as well. Our business is subject to substantial risks and uncertainties, including those identified or incorporated by reference in this prospectus supplement and the accompanying prospectus. Investors, potential investors and others should give careful considerations to these risks and uncertainties.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information appearing elsewhere in this prospectus supplement and may not contain all of the information that is important to you. You should carefully read this prospectus supplement and the accompanying prospectus in their entirety, including the documents incorporated by reference.

Biogen Idec Inc.

Biogen Idec creates new standards of care in therapeutic areas with high unmet medical needs. Biogen Idec is a global leader in the development, manufacturing, and commercialization of innovative therapies. Patients in more than 90 countries benefit from Biogen Idec’s significant products that address diseases such as multiple sclerosis, lymphoma and rheumatoid arthritis.

We currently have four products: AVONEX® (interferon beta-1a); RITUXAN® (rituximab); TYSABRI® (natalizumab); and FUMADERM® (dimethylfumarate and monoethylfumarate salts). In addition, we recorded product revenues in 2007 from sales of ZEVALIN® (ibritumomab tiuxetan) prior to our sale of U.S. rights to this product line in December 2007.

We are incorporated in the state of Delaware and our principal executive offices are located at 14 Cambridge Center, Cambridge, Massachusetts 02142. Our telephone number at our principal executive offices is (617) 679-2000. You may visit us at our website located at http://www.biogenidec.com. The information contained in our website has not been, and shall not be deemed to be, incorporated by reference into this prospectus supplement and the accompanying prospectus.

The Offering

The following is a brief summary of some of the terms of this offering. For a more complete description of the terms of the notes, see “Description of Notes” in this prospectus supplement. As used in this “Summary — The Offering,” the terms “Biogen Idec,” “we,” “our,” “us” and other similar references refer only to Biogen Idec Inc. and not to any of its subsidiaries.

Issuer	Biogen Idec Inc.

Notes Offered	$ aggregate principal amount of % Senior Notes due 2013. $ aggregate principal amount of % Senior Notes due 2018.

Maturities	% Senior Notes due 2013: , 2013. % Senior Notes due 2018: , 2018.

Interest Payment Dates	and , beginning , 2008.

Ranking	The notes will be senior unsecured obligations of ours and will rank equally with our other existing and future senior unsecured obligations. The notes will effectively rank junior to all liabilities of our subsidiaries. The notes will also effectively be subordinated to any existing and future secured obligations of ours as to the assets securing such obligations. As of December 31, 2007, our subsidiaries had $62.7 million of debt outstanding and we had no secured debt outstanding. For more information, see “Capitalization” and “Description of Notes.”

Optional Redemption	We may redeem some or all of the notes of either series, at any time, at the applicable redemption prices described in this prospectus supplement. For a more detailed description, see “Description of Notes — Optional Redemption.”

Repurchase Upon a Change of Control	Upon the occurrence of a Change of Control Triggering Event (as defined in this prospectus supplement), we will be required to make an offer to purchase the notes at a price equal to 101% of their principal amount plus accrued and unpaid interest to the date of repurchase. See “Description of Notes — Change of Control.”

Interest Rate Adjustment	The interest rate payable on the notes of either series will be subject to adjustments from time to time if either Moody’s or S&P downgrades (or subsequently upgrades) the debt rating assigned to that series of notes as described under “Description of Notes — Interest Rate Adjustment.”

Covenants	The indenture governing the notes will contain covenants that, among other things, will limit our ability and the ability of our subsidiaries to:

• create certain liens;

• enter into certain sale and leaseback transactions; and

• consolidate, merge or transfer all or substantially all of our assets and the assets of our subsidiaries on a consolidated basis.

These covenants are subject to important exceptions and qualifications, which are described in this prospectus supplement. For a more detailed description, see “Description of Notes.”

Use of Proceeds	The net proceeds of this offering are estimated to be $ billion. We intend to use the net proceeds of this offering, together with cash on hand, to repay indebtedness incurred under a senior term loan facility in connection with our repurchase of common stock in connection with a tender offer that was completed on July 2, 2007. See “Use of Proceeds.”

Risk Factors	See “Risk Factors” and the other information in this prospectus supplement and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, incorporated by reference into this prospectus supplement, for a discussion of factors you should carefully consider before deciding to invest in the notes.

Additional Notes	We may from time to time, without the consent of the holders of the notes, issue additional notes of either series having the same ranking and the same interest rate, maturity, and other terms as the notes of the applicable series.

RATIO OF EARNINGS TO FIXED CHARGES

Our consolidated ratio of earnings to fixed charges for each of the periods indicated are as follows:

	Years Ended December 31,
	2007	2006	2005	2004	2003

Ratio of Earnings to Fixed Charges (1)	15.74	43.77	9.64	2.40	(2)

(1)	We have computed the ratio of earnings to fixed charges by dividing pre-tax income from continuing operations, plus fixed charges, plus amortization of capitalized interest, less earnings of equity investees, less interest capitalized, by fixed charges. Fixed charges consist of interest costs, whether expensed or capitalized, the interest component of rental expense and any amortization of debt premiums, discounts and issuance costs. The percent of rent included in the calculations is a reasonable approximation of the interest factor.

(2)	The ratio of earnings to fixed charges is not presented for the year ended December 31, 2003 because our earnings were a net loss of $887.4 million, primarily due to the recording of an in-process research and development expense of $823.0 million in connection with the merger of Biogen Inc. and Idec Pharmaceuticals Inc.

Selected Consolidated Financial Data
Biogen Idec Inc. and Subsidiaries

Our statement of operations data for the years ended December 31, 2007, 2006 and 2005 and our balance sheet data for the years then ended are derived from our audited financial statements incorporated by reference in this prospectus supplement and the accompanying prospectus.

	Years Ended December 31,
	2007(1)(2)	2006(3)(4)	2005(5)
	(In millions, except per share amounts)

Statement of Operations Data:
Product revenues	$2,136.8	$1,781.3	$1,617.0
Revenue from unconsolidated joint business	926.1	810.9	708.9
Other revenues	108.7	90.8	96.6
Total revenues	3,171.6	2,683.0	2,422.5
Total costs and expenses	2,391.8	2,243.0	2,186.5
Income before income tax expense and cumulative effect of accounting change	910.6	492.2	256.2
Income before cumulative effect of accounting change	638.2	213.7	160.7
Cumulative effect of accounting change, net of income tax	—	3.8	—
Net income	$638.2	$217.5	$160.7

Diluted earnings per share:
Income before cumulative effect of accounting change	1.99	0.62	0.47
Cumulative effect of accounting change, net of income tax	—	0.01	—

Diluted earnings per share	$1.99	$0.63	$0.47

Shares used in calculating diluted earnings per share	320.2	345.3	346.2
Balance Sheet Data (at end of period):
Cash, cash equivalents and marketable securities	$2,115.8	$2,314.9	$2,055.1
Total assets	8,628.8	8,552.8	8,381.7
Long-term debt, less current portion	51.8	96.7	43.4
Shareholders’ equity	5,534.3	7,149.8	6,905.9

(1)	Included in costs and expenses in 2007 is a charge of $18.4 million for in-process research and development related to the acquisition of Syntonix, Inc., and $64.3 million related to our collaborations with Cardiokine Biopharma LLC and Neurimmune SubOne AG, which we consolidated under FASB Interpretation No. 46, Consolidation of Variable Interest Entities, or FIN 46(R). The $64.3 million was offset by an equal amount of minority interest, resulting in no net impact to the results of the operations.

(2)	In July 2007, we purchased 56,424,155 shares of our common stock pursuant to a tender offer. We funded the transaction through existing cash and cash equivalents of $1,490.5 million and a short term loan of $1,500.0 million.

(3)	In connection with the adoption of SFAS 123(R), we recorded the cumulative effect of an accounting change of $3.8 million, net, as of January 1, 2006.

(4)	Included in costs and expenses in 2006 is a charge of $330.5 million for in-process research and development as a result of the acquisitions of Conforma Therapeutics Corporation and Fumapharm AG, or Fumapharm, and a net gain of $6.1 million on the settlement of license agreements associated with Fumapharm and Fumedica GmbH.

(5)	Included in costs and expenses in 2005 is a charge of $118.1 million related to facility impairment charges.

RISK FACTORS

You should carefully consider the risks described below and in the documents incorporated by reference into this prospectus supplement and the accompanying prospectus before making a decision to invest in the notes. Some of these factors relate principally to our business and the industry in which we operate. Other factors relate principally to your investment in the notes. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also materially adversely affect our business and operations.

If any of the matters included in the following risks were to occur, our business, financial condition, results of operations, cash flows or prospects could be materially adversely affected. In such case, you may lose all or part of your original investment.

Our substantial indebtedness could adversely affect our business and limit our ability to plan for or respond to changes in our business.

We have a substantial amount of indebtedness. We may also incur additional debt in the future. This indebtedness could have important consequences to our business, for example, it could:

•	increase our vulnerability to general adverse economic and industry conditions;

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow for other purposes, including business development efforts and mergers and acquisitions; and

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate, thereby placing us at a competitive disadvantage compared to our competitors that have less debt.

The notes are effectively junior to the existing and future liabilities of our subsidiaries and to our secured debt to the extent of the assets securing the same.

Our subsidiaries are separate and distinct legal entities. Our subsidiaries have no obligation to pay any amounts due on the notes. In addition, any payment of dividends, loans, or advances by our subsidiaries could be subject to statutory or contractual restrictions. Payments to us by our subsidiaries will also be contingent upon the subsidiaries’ earnings and business considerations. Our right to receive any assets of any of our subsidiaries upon their bankruptcy, liquidation or reorganization, and therefore the right of the holders of the notes to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors. In addition, even if we are a creditor of any of our subsidiaries, our right as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us. At December 31, 2007, our subsidiaries had $62.7 million of debt outstanding.

The notes are our unsecured obligations and will rank equally in right of payment with all of our other existing and future unsecured, unsubordinated obligations. The notes are not secured by any of our assets. Claims of secured lenders with respect to assets securing their loans will be prior to any claim of the holders of the notes with respect to those assets. As of December 31, 2007, we had no secured debt outstanding.

The indenture does not restrict the amount of additional debt that we may incur.

The notes and indenture under which the notes will be issued do not place any limitation on the amount of unsecured debt that may be incurred by us. Our incurrence of additional debt may have important consequences for you as a holder of the notes, including making it more difficult for us to satisfy our obligations with respect to the notes, a loss in the market value of your notes and a risk that the credit rating of the notes is lowered or withdrawn.

We may not be able to repurchase the notes upon a change of control.

Upon the occurrence of specific kinds of change of control events, each holder of notes will have the right to require us to repurchase all or any part of such holder’s notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of repurchase. If we experience a Change of Control Triggering Event, there can be no assurance that we would have sufficient financial resources available to satisfy our obligations to repurchase the notes. Our failure to repurchase a series of notes as required under the indenture governing that series of notes would result in a default under the indenture, which could have material adverse consequences for us and the holders of the notes. See “Description of Notes — Change of Control.”

The terms of the indenture and the notes provide only limited protection against significant corporate events that could adversely impact your investment in the notes.

While the indenture and the notes contain terms intended to provide protection to noteholders upon the occurrence of certain events involving significant corporate transactions or our creditworthiness, such terms are limited and may not be sufficient to protect your investment in the notes.

As described under “Description of Notes — Change of Control,” upon the occurrence of a Change of Control Triggering Event, holders are entitled to require us to repurchase their notes at 101% of their principal amount. However, the definition of the term “Change of Control Triggering Event” is limited and does not cover a variety of transactions (such as acquisitions by us or recapitalizations) which could negatively impact the value of your notes. As such, if we were to enter into a significant corporate transaction that would negatively impact the value of the notes, but which would not constitute a Change of Control Triggering Event, you would not have any rights to require us to repurchase the notes prior to their maturity.

In addition, as described under “Description of Notes — Interest Rate Adjustment,” we will increase the interest rate payable on the notes upon the occurrence of certain events relating to the credit ratings assigned to the notes. While this provision is intended to compensate noteholders for a deterioration in the credit ratings assigned to the notes, the interest rate adjustment may not fully protect noteholders upon the occurrence of events or transactions which would result in a deterioration of the credit ratings assigned to the notes. Any such deterioration of the credit ratings assigned to the notes or to our credit ratings in general could adversely impact the trading prices of, and the liquidity of the market for, the notes and could also adversely affect our cost of borrowing, limit our access to the capital markets or result in more restrictive covenants in indentures or other loan agreements governing the terms of any future indebtedness that we may incur.

Furthermore, the indenture for the notes does not:

•	require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flow or liquidity;

•	limit our ability to incur indebtedness that is equal in right of payment to the notes;

•	restrict our subsidiaries’ ability to issue securities or otherwise incur indebtedness that would be senior to our equity interests in our subsidiaries and therefore rank effectively senior to the notes;

•	restrict our ability to repurchase or prepay any other of our securities or other indebtedness; or

•	restrict our ability to make investments or to repurchase or pay dividends or make other payments in respect of our common stock or other securities ranking junior to the notes.

As a result of the foregoing, when evaluating the terms of the notes, you should be aware that the terms of the indenture and the notes do not restrict our ability to engage in, or to otherwise be a party to, a variety of corporate transactions, circumstances and events that could have an adverse impact on your investment in the notes.

We recently received a notice from Icahn Partners and certain of its affiliates nominating three individuals for election to our board of directors at the 2008 annual meeting. One of the representatives of this shareholder has stated publicly that he believes it is in the shareholders’ best interest to sell Biogen Idec at this time. Your investment in the notes could be adversely affected if, as a result of these events, we were to engage in a transaction that is not restricted, or in respect of which protection is not provided, by the terms of the indenture and the notes.

An active trading market may not develop for the notes.

Each series of notes is a new issue of securities with no established trading market. We do not intend to apply for listing of the notes of either series on any national securities exchange or for quotation of the notes of either series on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes will be adversely affected. See “Underwriting.”

Risks relating to the Company.

Our business is subject to uncertainties and risks. You should carefully consider and evaluate all of the information included and incorporated by reference in this prospectus supplement, including “Item 1A. Risk Factors” incorporated by reference from our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, as updated by other SEC filings filed after such annual report. It is possible that our business, financial condition, liquidity or results of operations could be materially adversely affected by any of these risks.

USE OF PROCEEDS

The net proceeds of this offering are estimated to be $      billion. We intend to use the net proceeds of this offering, together with cash on hand, to repay indebtedness incurred under a senior term loan facility in connection with our repurchase of common stock pursuant to a tender offer that was completed on July 2, 2007. The interest rate on the senior term loan is LIBOR plus 45 basis points, which was 5.54% at December 31, 2007, and it matures on June 26, 2008.

Affiliates of each of the underwriters are lenders under the senior term loan facility and will receive a ratable portion of the amounts to be repaid thereunder. These amounts, in the aggregate, will equal substantially all of the net proceeds of the offering plus the amount of cash on hand that we intend to use to repay our senior term loan facility.

CAPITALIZATION

The following table sets forth our consolidated cash, cash equivalents and marketable securities and our consolidated capitalization at December 31, 2007 on a historical basis and as adjusted to give effect to the application of the proceeds of this offering, together with cash on hand, to repay indebtedness incurred in connection with our repurchase of common stock pursuant to a tender offer that was completed on July 2, 2007. The information set forth below should be read in conjunction with the consolidated financial information as of and for the fiscal year ended December 31, 2007, presented under “Prospectus Supplement Summary — Selected Consolidated Financial Data” and the related notes contained in our Annual Report on Form 10-K for the fiscal year ended on December 31, 2007 incorporated by reference in this prospectus supplement.

	As of December 31,
	2007
	Actual	As Adjusted (1)
	(Dollars in millions)
	(Unaudited)

Cash, cash equivalents and marketable securities	$2,115.8	$

Capitalization
Short-term debt:
Current portion of notes payable	$1,511.1	$
Long-term debt:
Credit line from Dompe	$17.5	$
Note payable to Fumedica	34.3
Notes offered hereby	—
Total long-term debt	51.8
Total debt	1,562.9
Shareholders’ equity:
Preferred stock, $0.001 par value	$—	$
Common stock, $0.0005 par value	0.1
Additional paid-in capital	5,807.1
Accumulated other comprehensive income	79.3
Accumulated deficit	(352.2)
Treasury stock, at cost	—
Total shareholders’ equity	$5,534.3	$
Total capitalization	$7,097.2	$

(1)	Gives effect to the issuance of the notes offered hereby and the application of approximately $ of the net proceeds therefrom to repay indebtedness incurred under a senior term loan facility in connection with our repurchase of common stock as described under “Use of Proceeds.” The interest rate on the senior term loan is LIBOR plus 45 basis points, which was 5.54% at December 31, 2007, and it matures on June 26, 2008.

DESCRIPTION OF NOTES

Each of the     % Senior Notes due 2013 (the “notes due 2013”) and the     % Senior Notes due 2018 (the “notes due 2018” and, together with the notes due 2013, the “notes”) are a separate series of debt securities to be issued under an indenture, dated as of February 26, 2008, between the Company and The Bank of New York Trust Company, N.A., as trustee. We refer to this indenture, as supplemented by a supplemental indenture, to be dated as of          , 2008, between the Company and the trustee, as the “indenture.” The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939. A copy of the indenture is available for inspection at the office of the trustee.

As used in this “Description of Notes,” the terms “the Company,” “we,” “our,” “us” and other similar references refer only to Biogen Idec Inc. and not to any of its subsidiaries.

General

The notes due 2013 will be initially limited to $      aggregate principal amount and will mature and become due and payable, together with any accrued and unpaid interest thereon, on          , 2013. The notes due 2018 will be initially limited to $      aggregate principal amount and will mature and become due and payable, together with any accrued and unpaid interest thereon, on          , 2018.

We may from time to time, without the consent of the holders of the notes, issue additional notes of either series having the same ranking and the same interest rate, maturity and other terms as the notes of the applicable series. Any additional notes and the notes of such series will generally constitute a single series under the indenture.

Notes of either series will bear interest at the annual rate noted on the cover page of this prospectus supplement. Interest will be payable semiannually on           and           of each year, beginning          , 2008. Interest on the notes will be paid to holders of record at the close of business on the           or          , whether or not a business day, immediately before the applicable interest payment date. The amount of interest payable on the notes will be computed on the basis of a 360-day year consisting of twelve 30-day months.

The notes will be issued only in fully registered form, without coupons, in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

If any interest payment date or the maturity date of the notes is not a business day, then the related payment of interest and/or principal payable on such date will be paid on the next succeeding business day with the same force and effect as if made on such interest payment date or maturity date and no further interest will accrue in respect of the delay. The term “business day” means any day other than a Saturday, a Sunday or any other day on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to close.

Ranking

The notes will be our senior unsecured obligations and will rank equally with our other existing and future senior unsecured obligations.

The notes will be effectively subordinated to any secured obligations of ours to the extent of the value of the assets securing such obligations. The indenture limits the amount of secured indebtedness that we or our Subsidiaries may incur pursuant to the covenant described under the heading “— Limitation on Liens.” This covenant is subject to important exceptions described under such heading. As of December 31, 2007, we had no secured debt outstanding.

We conduct many of our operations through subsidiaries, which generate a substantial portion of our operating income and cash. As a result, distributions or advances from our subsidiaries are a major source of funds necessary to meet our debt service and other obligations. Contractual provisions, laws or regulations, as well as any subsidiary’s financial condition and operating requirements, may limit our ability to obtain cash required to service our debt obligations, including making payments on the notes.

The notes will be structurally subordinated to all existing and future obligations of our subsidiaries, including claims with respect to trade payables. This means that holders of the notes will have a junior position to the claims of creditors of our direct and indirect subsidiaries on the assets and earnings of such subsidiaries. The indenture does not limit the amount of debt that our subsidiaries are permitted to incur. As of December 31, 2007, our subsidiaries had outstanding $62.7 million of debt (including the current portion thereof).

Optional Redemption

At any time and from time to time, the notes of each series are redeemable, as a whole or in part, at our option, on at least 30 days, but not more than 60 days, prior notice mailed to the registered address of each holder of the notes of the applicable series, at a redemption price equal to the greater of:

•	100% of principal amount of the notes to be redeemed, or

•	the sum of the present values of the remaining scheduled payments of interest and principal thereon (exclusive of interest accrued and unpaid to, but not including, the date of redemption) discounted to the date of redemption on a semiannual basis, assuming a 360-day year consisting of twelve 30-day months, at the Treasury Rate (as defined below) plus:

•	basis points for the notes due 2013, or

•	basis points for the notes due 2018

plus, in either case, accrued and unpaid interest to, but not including, the date of redemption.

“Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of such notes.

“Comparable Treasury Price” means, with respect to any redemption date, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (B) if the trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the trustee after consultation with us.

“Reference Treasury Dealer” means each of Merrill Lynch, Pierce, Fenner & Smith Incorporated and Goldman, Sachs & Co. or their respective affiliates, which are primary U.S. Government securities dealers in The City of New York, and their respective successors plus three other primary U.S. Government securities dealers in The City of New York selected by us; provided, however, that if any of the foregoing or their affiliates shall cease to be a primary U.S. Government securities dealer in The City of New York (a “Primary Treasury Dealer”), we will substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by the Reference Treasury Dealers at 3:30 p.m. New York time on the third business day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity or interpolated (on a day count basis) of the Comparable Treasury

Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

On and after the redemption date for the notes of either series, interest will cease to accrue on the notes of that series or any portion thereof called for redemption, unless we default in the payment of the redemption price. On or before the redemption date for the notes of that series, we will deposit with a paying agent, or the trustee, funds sufficient to pay the redemption price of and accrued and unpaid interest on such notes to be redeemed on such date. If less than all of the notes of a series are to be redeemed, the notes of that series to be redeemed will be selected by the trustee by such method as the trustee deems fair and appropriate.

Change of Control

If a Change of Control Triggering Event occurs with respect to the notes of a series, unless we have exercised our option to redeem the notes of such series as described above, we will be required to make an offer (the “Change of Control Offer”) to each holder of the notes of such series to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that holder’s notes of such series on the terms set forth in such notes. In the Change of Control Offer, we will be required to offer payment in cash equal to 101% of the aggregate principal amount of notes repurchased, plus accrued and unpaid interest, if any, on the notes repurchased to but not including the date of repurchase (the “Change of Control Payment”). With respect to the notes of each series, within 30 days following any Change of Control Triggering Event or, at our option, prior to any Change of Control, but after public announcement of the transaction that constitutes or may constitute the Change of Control, a notice will be mailed to holders of the notes of the applicable series describing the transaction that constitutes or may constitute the Change of Control Triggering Event and offering to repurchase the notes of such series on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed or, if the notice is mailed prior to the Change of Control, no earlier than 30 days and no later than 60 days from the date on which the Change of Control Triggering Event occurs (the “Change of Control Payment Date”). The notice will, if mailed prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Triggering Event occurring on or prior to the Change of Control Payment Date.

On the Change of Control Payment Date, we will, to the extent lawful:

•	accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

•	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

•	deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being repurchased.

We will not be required to make a Change of Control Offer upon the occurrence of a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and the third party repurchases all notes properly tendered and not withdrawn under its offer. In addition, we will not repurchase any notes if there has occurred and is continuing on the Change of Control Payment Date an event of default under the indenture, other than a default in the payment of the Change of Control Payment upon a Change of Control Triggering Event.

We will comply in all material respects with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the notes, we will comply with those securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Offer provisions of the notes by virtue of any such conflict.

For purposes of the Change of Control Offer provisions of the notes, the following terms will be applicable:

“Change of Control” means the occurrence of any of the following: (1) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d) of the Exchange Act) (other than us or one of our subsidiaries) becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of our voting stock or other voting stock into which our voting stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; (2) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of our assets and the assets of our subsidiaries, taken as a whole, to one or more “persons” (as that term is used in Section 13(d) of the Exchange Act) (other than to us or one of our subsidiaries); (3) we consolidate with, or merge with or into, any “person” (as that term is used in Section 13(d) of the Exchange Act) or any such person consolidates with, or merges with or into, us, in either case, pursuant to a transaction in which any of our outstanding voting stock or the voting stock of such other person is converted into or exchanged for cash, securities or other property, other than pursuant to a transaction in which shares of our voting stock outstanding immediately prior to the transaction constitute, or are converted into or exchanged for, a majority of the voting stock of the surviving person immediately after giving effect to such transaction; (4) the adoption of a plan relating to our liquidation or dissolution; or (5) the first day on which a majority of the members of our board of directors are not Continuing Directors.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event.

“Continuing Director” means, as of any date of determination, any member of our board of directors who (1) was a member of such board of directors on the date the notes were issued, (2) was nominated for election to such board of directors with the approval of a committee of the board of directors consisting of a majority of independent Continuing Directors or (3) was nominated for election, elected or appointed to such board of directors with the approval of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination, election or appointment (either by a specific vote or by approval of our proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB− (or the equivalent) by S&P, and the equivalent investment grade credit rating from any additional rating agency or Rating Agencies selected by the Company.

“Moody’s” means Moody’s Investors Service, Inc., or any successor thereto.

“Rating Agencies” means (1) each of Moody’s and S&P and (2) if any of Moody’s and S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by us (as certified by a resolution of our board of directors) and which is reasonably acceptable to the trustee as a replacement agency for Moody’s or S&P, or both of them, as the case may be.

“Rating Event” means (A) with respect to the notes due 2013, the rating on the notes due 2013 is lowered by each of the Rating Agencies and the notes due 2013 are rated below an Investment Grade Rating by each of the Rating Agencies, and (B) with respect to the notes due 2018, the rating on the notes due 2018 is lowered by each of the Rating Agencies and the notes due 2018 are rated below an Investment Grade Rating by each of the Rating Agencies, in either case, on any day during the period commencing on the earlier of the date of the first public notice of the occurrence of a Change of Control or our intention to effect a Change of Control and ending 60 days following consummation of such Change of Control (which period will be extended so long as the rating of the applicable series of notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies).

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc. or any successor thereto.

“Voting stock” means, with respect to any specified “person” (as that term is used in Section 13(d) of the Exchange Act) as of any date, the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

Sinking Fund

The notes will not be entitled to the benefit of any sinking fund.

Interest Rate Adjustment

The interest rate payable on the notes of each series will be subject to adjustments from time to time if either Moody’s or S&P downgrades (or subsequently upgrades) the debt rating assigned to the notes of that series, in the manner described below.

If the rating from Moody’s of the notes of a series is decreased to a rating set forth in the immediately following table, the interest rate on the notes of that series will increase from the interest rate payable on the notes of that series on the date of their issuance by the percentage set forth opposite that rating:

Rating	Percentage

Ba1	0.25%
Ba2	0.50%
Ba3	0.75%
B1 or below	1.00%

If the rating from S&P of the notes of a series is decreased to a rating set forth in the immediately following table, the interest rate on the notes of that series will increase from the interest rate payable on the notes of that series on the date of their issuance by the percentage set forth opposite that rating:

Rating	Percentage

BB+	0.25%
BB	0.50%
BB-	0.75%
B+ or below	1.00%

If at any time the interest rate on the notes of a series has been adjusted upward and either Moody’s or S&P, as the case may be, subsequently increases its rating of the notes of that series to any of the threshold ratings set forth above, the interest rate on the notes of that series will be decreased such that the interest rate for the notes of that series equals the interest rate payable on the notes of that series on the date of their issuance plus the percentages set forth opposite the ratings from the tables above in effect immediately following the increase. If Moody’s subsequently increases its rating of the notes of a series to Baa3 or higher, and S&P increases its rating to BBB- or higher the interest rate on the notes of that series will be decreased to the interest rate payable on the notes of that series on the date of their issuance. In addition, the interest rates on the notes of each series will permanently cease to be subject to any adjustment described above (notwithstanding any subsequent decrease in the ratings by either or both rating agencies) if the notes of that series become rated Baa1 and A- or higher by Moody’s and S&P, respectively (or one of these ratings if the notes are only rated by one rating agency).

Each adjustment required by any decrease or increase in a rating set forth above, whether occasioned by the action of Moody’s or S&P, shall be made independent of any and all other adjustments. In no event shall (1) the interest rate for the notes be reduced to below the interest rate payable on the notes on the date of their issuance or (2) the total increase in the interest rate on the notes exceed 2.00% above the interest rate payable on the notes on the date of their issuance.

If either Moody’s or S&P ceases to provide a rating of the notes, any subsequent increase or decrease in the interest rate of the notes necessitated by a reduction or increase in the rating by the agency continuing to provide the rating shall be twice the percentage set forth in the applicable table above. No adjustments in the interest rate of the notes shall be made solely as a result of either Moody’s or S&P ceasing to provide a rating. If both Moody’s and S&P cease to provide a rating of the notes, the interest rate on the notes will increase to, or remain at, as the case may be, 2.00% above the interest rate payable on the notes on the date of their issuance.

Any interest rate increase or decrease described above will take effect from the first day of the interest period during which a rating change requires an adjustment in the interest rate.

If the interest rate payable on the notes is increased as described in this “— Interest Rate Adjustment,” the term “interest,” as used in this prospectus supplement, will be deemed to include any such additional interest unless the context otherwise requires.

Limitation on Liens

Other than as provided under “— Exempted Liens and Sale and Leaseback Transactions,” we will not, and will not permit any Subsidiary of ours to, create or assume any Indebtedness secured by any Lien on any of our or their respective Properties unless the notes are secured by such Lien equally and ratably with, or prior to, the Indebtedness secured by such Lien. This restriction does not apply to Indebtedness that is secured by:

•	Liens existing on the date of the issuance of the notes;

•	Liens securing only the notes;

•	Liens on Property or shares of stock in respect of Indebtedness of a Person existing at the time such Person becomes a Subsidiary of ours or is merged into or consolidated with, or its assets are acquired by, us or any Subsidiary of ours (provided that such Lien was not incurred in anticipation of such transaction and was in existence prior to such transaction) so long as such Lien does not extend to any other Property and the Indebtedness so secured is not increased;

•	Liens to secure Indebtedness incurred for the purpose of all or any part of a Property’s purchase price or cost of construction or additions, repairs, alterations, or other improvements; provided that (1) the principal amount of any Indebtedness secured by such Lien does not exceed 100% of such Property’s purchase price or cost, (2) such Lien does not extend to or cover any other Property other than the Property so purchased, constructed or on which such additions, repairs, alterations or other improvements were so made, and (3) such Lien is incurred prior to or within 270 days after the acquisition of such Property or the completion of construction or such additions, repairs, alterations or other improvements and the full operation of such Property thereafter;

•	Liens in favor of the United States or any state thereof, or any instrumentality of either, to secure certain payments pursuant to any contract or statute;

•	Liens for taxes or assessments or other governmental charges or levies which are not overdue for a period exceeding 60 days unless such Liens are being contested in good faith and for which adequate reserves are being maintained, to the extent required by generally accepted accounting principles;

•	title exceptions, easements, licenses, leases and other similar Liens that are not consensual and that do not materially impair the use of the Property subject thereto;

•	Liens to secure obligations under worker’s compensation laws, unemployment compensation, old-age pensions and other social security benefits or similar legislation;

•	Liens arising out of legal proceedings, including Liens arising out of judgments or awards;

•	warehousemen’s, materialmen’s, carrier’s, landlord’s and other similar Liens for sums not overdue for a period exceeding 60 days unless such Liens are being contested in good faith and for which adequate reserves are being maintained, to the extent required by generally accepted accounting principles;

•	Liens incurred to secure the performance of statutory obligations, surety or appeal bonds, performance or return-of-money bonds, insurance, self-insurance or other obligations of a like nature incurred in the ordinary course of business;

•	Liens that are rights of set-off relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness;

•	Liens on the assets of a special purpose subsidiary resulting from securitization transactions with respect to accounts receivable, royalties and similar assets included in such securitization transactions; or

•	Liens to secure any extension, renewal, refinancing or refunding (or successive extensions, renewals, refinancings or refundings), in whole or in part, of any Indebtedness secured by Liens referred to in the foregoing bullets or Liens created in connection with any amendment, consent or waiver relating to such Indebtedness, so long as such Lien does not extend to any other Property and the Indebtedness so secured does not exceed the fair market value (as determined by our board of directors) of the assets subject to such Liens at the time of such extension, renewal, refinancing or refunding, or such amendment, consent or waiver, as the case may be.

Limitation on Sale and Leaseback Transactions

Other than as provided under “— Exempted Liens and Sale and Leaseback Transactions,” we will not, and will not permit any of our Subsidiaries to, enter into any Sale and Leaseback Transaction with respect to any of our or their respective Properties, the acquisition or completion of construction and commencement of full operations of which has occurred more than 270 days prior thereto, unless:

•	the lease is for a period not in excess of five years, including renewal rights; or

•	we or the Subsidiary, prior to or within 270 days after the sale of such Property in connection with the Sale and Leaseback Transaction is completed, applies the net cash proceeds of the sale of the Property leased to:

(1)	the retirement of the notes or debt of ours ranking equally with the notes or to the retirement of any debt of a Subsidiary of ours, or

(2)	the acquisition of different property, facilities or equipment or the expansion of our existing business, including the acquisition of other businesses.

Exempted Liens and Sale and Leaseback Transactions

Notwithstanding the restrictions described under the headings “— Limitation on Liens” or “— Limitation on Sale and Leaseback Transactions,” we or any Subsidiary of ours may create or assume any Liens or enter into any Sale and Leaseback Transactions not otherwise permitted as described above, if the sum of the following does not exceed 10% of Consolidated Total Assets:

•	the outstanding Indebtedness secured by such Liens (not including any Liens permitted under “— Limitation on Liens” which amount does not include any Liens permitted under the provisions of this “— Exempted Liens and Sale and Leaseback Transactions”); plus

•	all Attributable Debt in respect of such Sale and Leaseback Transaction entered into (not including any Sale and Leaseback Transactions permitted under “— Limitation on Sale and Leaseback Transactions” which amount does not include any Sale and Leaseback Transactions permitted under the provisions of this “— Exempted Liens and Sale and Leaseback Transactions”),

measured, in each case, at the time such Lien is incurred or any such Sale and Leaseback Transaction is entered into by us or such Subsidiary of ours.

Merger, Consolidation or Sale of Assets

We may merge or consolidate with another Person and may sell, transfer or lease all or substantially all of our assets to another Person if all the following conditions are met:

•	The merger, consolidation or sale of assets must not cause an event of default. See “— Events of Default.” An event of default for this purpose would also include any event that would be an event of default if the notice or time requirements were disregarded;

•	If we are not the surviving entity, the Person we would merge or consolidate with, or sell all or substantially all of our assets to, must be organized under the laws of the United States, any state thereof or the District of Columbia;

•	If we are not the surviving entity, the Person we would merge or consolidate with, or sell all or substantially all of our assets to, must expressly assume by supplemental indenture all of our obligations under the notes and the indenture; and

•	We must deliver specific certification and documents to the trustee.

Events of Default

The term “event of default” in respect of either series of the notes means any of the following:

•	we do not pay the principal of or any premium on the notes of that series on its due date;

•	we do not pay interest on the notes of that series within 30 days of its due date whether at maturity, upon redemption or upon acceleration;

•	we remain in breach of a covenant in respect of the notes of that series for 60 days after we receive a written notice of default in accordance with the provisions of the indenture stating we are in breach and requiring that we remedy the breach;

•	an event of default under any indenture or instrument evidencing or under which we then have outstanding any Indebtedness shall occur and be continuing and either:

(1)	such event of default results from the failure to pay the principal of such Indebtedness in excess of $100 million at final maturity of such Indebtedness, individually or in the aggregate; or

(2)	as a result of such event of default the maturity of such Indebtedness shall have been accelerated so that the same shall be or become due and payable prior to the date on which the same would otherwise have become due and payable and the principal amount of such Indebtedness, together with the principal of any other Indebtedness of ours in default at final maturity, or the maturity of which has been accelerated, aggregates at least $100 million, individually or in the aggregate;

if such Indebtedness is not discharged or acceleration is not rescinded or annulled within 10 days after written notice as provided in the indenture; or

•	certain events of bankruptcy, insolvency or reorganization occur with respect to us or any significant subsidiary of ours.

The trustee may withhold notice to the holders of notes of any default (except in the payment of principal or interest) if it considers such withholding of notice to be in the best interests of the holders.

If an event of default with respect to the notes of either series has occurred and has not been cured, the trustee or the holders of 25% in aggregate principal amount of the notes of that series may declare the entire principal amount (and premium, if any) of, and all the accrued interest on the notes of that series to be due and immediately payable. This is called a declaration of acceleration of maturity. If an event of default with respect to the notes of either series occurs because of certain events in bankruptcy, insolvency or reorganization relating to us or any significant subsidiary of ours, the principal amount of the notes of that series will be automatically accelerated, without any action by the trustee or any holder. Holders of a majority in principal amount of the notes of either series may also waive certain past defaults under the indenture on behalf of all of the holders of the notes of that series. A declaration of acceleration of maturity with respect to the notes of either series may be canceled, under specific circumstances, by the holders of at least a majority in principal amount of the notes of that series.

Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the indenture at the request of any of the holders unless the holders offer the trustee protection reasonably satisfactory to it from expenses and liability called an “indemnity.” If indemnity reasonably satisfactory to the trustee is provided, the holders of a majority in principal amount of the notes of either series may, with respect to the notes of that series, direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. The trustee may refuse to follow those directions in certain circumstances. No delay or omission in exercising any right or remedy will be treated as a waiver of the right, remedy or event of default.

Before you are allowed to bypass the trustee and bring a lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the notes of either series, the following must occur:

•	you must give the trustee written notice that an event of default has occurred and remains uncured;

•	the holders of at least 25% in principal amount of the outstanding notes of that series must make a written request that the trustee take action because of the default and must offer the trustee indemnity reasonably satisfactory to it against the cost and other liabilities of taking that action;

•	the trustee must not have taken action for 60 days after receipt of the above notice and offer of indemnity; and

•	holders of a majority in principal amount of the notes of that series must not have given the trustee a direction inconsistent with the above notice.

However, you are entitled at any time to bring a lawsuit for the payment of money due on your notes on or after the due date.

Defeasance

Full Defeasance.  If there is a change in United States federal tax law, as described below, we can legally release ourselves from any payment or other obligations on the notes, called “full defeasance,” if we put in place the following other arrangements for you to be repaid:

•	we must deposit in trust for your benefit and the benefit of all other registered holders of the notes, money, U.S. government or U.S. government agency notes or bonds or a combination thereof that will generate enough cash to make interest, principal and any other payments on the notes on their various due dates including, possibly, their earliest redemption date; and

•	we must deliver to the trustee a legal opinion confirming that you will not recognize income, gain or loss for United States federal income tax purposes as a result of the full defeasance and that you will not be taxed on the notes any differently than if the full defeasance had not occurred.

If we accomplish full defeasance, as described above, you would have to rely solely on the trust deposit for repayment on the notes. You could not look to us for repayment in the unlikely event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever become bankrupt or insolvent.

Covenant Defeasance.  We can be released from the restrictive covenants in the notes if we make the arrangements described below. This is called “covenant defeasance.” In that event, you would lose the protection of those restrictive covenants but would gain the protection of having money and securities set aside in trust to repay the notes. In order to achieve covenant defeasance, we must do the following:

•	we must deposit in trust for your benefit and the benefit of all other registered holders of the notes, money, U.S. government or U.S. government agency notes or bonds or a combination thereof that will generate enough cash to make interest, principal and any other payments on the notes on their various due dates, including their earliest possible redemption date; and

•	we must deliver to the trustee a legal opinion confirming that under current United States federal income tax law you will not recognize income, gain or loss for United Sates federal income tax purposes as a result of the covenant defeasance and that you will not be taxed on the notes any differently than if the covenant defeasance had not occurred.

If we accomplish covenant defeasance, the following provisions of the indenture and the notes would no longer apply unless otherwise specified:

•	our promises regarding conduct of our business and other matters and any other covenants applicable to the series of notes; and

•	the definition of an event of default as a breach of such covenants.

If we accomplish covenant defeasance, you can still look to us for repayment of the notes if there were a shortfall in the trust deposit. In fact, if one of the remaining events of default occurred (such as our bankruptcy) and the notes become immediately due and payable, there may be such a shortfall. Depending on the event causing the default, of course, you may not be able to obtain payment of the shortfall.

In order to exercise either full defeasance or covenant defeasance, we must comply with certain conditions, and no event or condition can exist that would prevent us from making payments of principal, premium, and interest, if any, on the notes of such series on the date the irrevocable deposit is made or at any time during the period ending on the 91st day after the deposit date.

Notices

With respect to the notes, we and the trustee will send notices regarding the notes only to registered holders, using their addresses as listed in the list of registered holders.

Modification or Waiver

We generally may modify and amend the indenture with the consent of the holders of at least a majority in principal amount of the outstanding notes of the affected series. However, we may not make any modification or amendment without the consent of each holder of the notes of the affected series if such action would:

•	change the stated maturity of, or the principal of or premium or interest on, the notes;

•	reduce any amounts due on the notes or payable upon acceleration of the maturity of the notes following a default;

•	adversely affect any right of repayment at the holder’s option;

•	change the place (except as otherwise described in this prospectus supplement) or currency of payment on the notes;

•	modify the notes to subordinate the notes to other indebtedness;

•	reduce the percentage of holders of notes whose consent is needed to modify or amend the indenture;

•	reduce the percentage of holders of notes whose consent is needed to waive compliance with certain provisions of the indenture or to waive certain defaults; and

•	modify any other aspect of the provisions of the indenture dealing with modification and waiver except to increase the voting requirements.

Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding notes of the affected series may, on behalf of the holders of all the notes of that series, waive our compliance with certain provisions of the indenture. The holders of a majority in principal amount of the outstanding notes of the affected series may, on behalf of the holders of all the notes of such series, waive any past default under the indenture with respect to that series and its consequences, except a default in the payment of the principal of or premium or interest on any notes of that series or in respect of a covenant or provision which cannot be modified or amended without the consent of the holder of each outstanding note of that series; provided however that the holders of a majority in principal amount of the outstanding notes of the affected series may rescind an acceleration and its consequences, including any payment default that resulted from such acceleration.

Notwithstanding the foregoing, without the consent of any holder of notes of a series, we may amend or supplement the indenture or the notes for among other reasons:

•	to cure any ambiguity, defect or inconsistency provided such amendment or supplement does not adversely affect the rights of any holder of notes of that series;

•	to comply with the covenant described under “— Merger, Consolidation or Sale of Assets;”

•	to appoint a successor trustee with respect to the notes and to add to or change any of the provisions of the indenture necessary to provide for the administration of the trusts in the indenture by more than one trustee;

•	to comply with the requirements of the SEC in order to maintain the qualification of the indenture under the Trust Indenture Act of 1939;

•	to make any change that would not adversely affect the rights of any holder of notes of that series; and

•	to conform the indenture or the notes to the description thereof set forth in this prospectus supplement and in the accompanying prospectus.

Satisfaction and Discharge

The indenture will cease to be of further effect, and we will be deemed to have satisfied and discharged the indenture with respect to the notes, when the following conditions have been satisfied:

•	all notes not previously delivered to the trustee for cancellation have become due and payable or will become due and payable at their stated maturity or on a redemption date within one year;

•	we deposit with the trustee, in trust, funds sufficient to pay the entire indebtedness on the notes that had not been previously delivered for cancellation, for the principal and interest to the date of the deposit (for notes that have become due and payable) or to the stated maturity or the redemption date, as the case may be (for notes that have not become due and payable);

•	we have paid or caused to be paid all other sums payable under the indenture; and

•	we have delivered to the trustee an officers’ certificate and opinion of counsel, each stating that all these conditions have been complied with.

We will remain obligated to provide for registration of transfer and exchange and to provide notices of redemption.

SEC Reports

We will file with the trustee, within 15 days after we are required to file the same with the SEC, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may prescribe) which we may be required to file with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act. If we are not required to file information, documents or reports pursuant to either of those sections, then we will file with the trustee and the SEC such reports as may be prescribed by the SEC at such time.

The Trustee

The trustee will be The Bank of New York Trust Company, N.A. The Bank of New York Trust Company, N.A. also will be the initial paying agent and registrar for the notes.

The indenture provides that, except during the continuance of an event of default under the indenture, the trustee under the indenture will perform only such duties as are specifically set forth in the indenture. Under the indenture, the holders of a majority in outstanding principal amount of the notes will have the right to direct the time, method and place of conducting any proceeding or exercising any remedy available to the trustee under the indenture, subject to certain exceptions. If an event of default has occurred and is continuing, the trustee under the indenture will exercise such rights and powers vested in it under the indenture and is obligated to use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

The indenture and provisions of the Trust Indenture Act incorporated by reference in the indenture contain limitations on the rights of the trustee under such indenture, should it become a creditor of our company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The trustee under the indenture is permitted to engage in other transactions. However, if the trustee under the indenture acquires any prohibited conflicting interest, it must eliminate the conflict or resign.

The trustee may resign or be removed and a successor trustee may be appointed.

Governing Law

The indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York without application of principles of conflicts of law thereunder.

Definitions

The following definitions are applicable to this Description of Notes:

“Attributable Debt” means, with respect to a Sale and Leaseback Transaction, an amount equal to the lesser of: (1) the fair market value of the property (as determined in good faith by our board of directors); and (2) the present value of the total net amount of rent payments to be made under the lease during its remaining term, discounted at the rate of interest set forth or implicit in the terms of the lease, compounded semi-annually. The calculation of the present value of the total net amount of rent payments is subject to adjustments specified in the indenture.

“Capitalized Lease” means any obligation of a Person to pay rent or other amounts incurred with respect to real property or equipment acquired or leased by such Person and used in its business that is required to be recorded as a capital lease in accordance with generally accepted accounting principles.

“Consolidated Total Assets” means, with respect to any Person as of any date, the amount of total assets as shown on the consolidated balance sheet of such Person for the most recent fiscal quarter for which financial statements have been filed with the Securities and Exchange Commission, prepared in accordance with accounting principles generally accepted in the United States.

“Indebtedness” of any Person means, without duplication (1) any obligation of such Person for money borrowed, (2) any obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, (3) any reimbursement obligation of such Person in respect of letters of credit or other similar instruments which support financial obligations which would otherwise become Indebtedness, and (4) any obligation of such Person under Capitalized Leases; provided, however, that “Indebtedness” of such Person shall not include any obligation of such Person to any Subsidiary of such Person or to any Person with respect to which such Person is a Subsidiary.

“Lien” means any pledge, mortgage, lien, encumbrance or other security interest.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof or other similar entity.

“Property” means any property or asset, whether real, personal or mixed, or tangible or intangible.

“Sale and Leaseback Transaction” means any arrangement with any Person providing for the leasing by us or any Subsidiary of ours of any Property that has been or is to be sold or transferred by us or such Subsidiary, as the case may be, to such Person.

“Subsidiary” of any Person means (1) a corporation, a majority of the outstanding voting stock of which is, at the time, directly or indirectly, owned by such Person by one or more Subsidiaries of such Person, or by such Person and one or more Subsidiaries thereof or (2) any other Person (other than a corporation), including, without limitation, a partnership or joint venture, in which such Person, one or more Subsidiaries thereof or such Person and one or more Subsidiaries thereof, directly or indirectly, at the date of determination thereof, has at least majority ownership interest entitled to vote in the election of directors, managers or trustees thereof (or other Person performing similar functions).

Global Notes: Book-Entry System

The Global Notes

The notes of each series will be represented by one or more fully registered global notes, without interest coupons, will be deposited upon issuance with the trustee as custodian for The Depository Trust Company (“DTC”), and registered in the name of Cede & Co. or its nominee, in each case, for credit to an account of a direct or indirect participant as described below.

Except as set forth below, the global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global notes may not be exchanged for definitive notes in registered certificated form (“certificated notes”) except in the limited circumstances described below. See “— Certain Book-Entry Procedures for the Global Notes.”

Transfers of beneficial interests in the global notes are subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change.

The notes may be presented for registration of transfer and exchange at the offices of the trustee.

Certain Book-Entry Procedures for the Global Notes

All interests in the global notes will be subject to the operations and procedures of DTC, Euroclear Bank, S.A./N.V. (“Euroclear”) and Clearstream Luxembourg, socíété anonyme (“Clearstream Luxembourg”). The descriptions of the operations and procedures of DTC, Euroclear and Clearstream Banking set forth below are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to change by them from time to time. We obtained the information in this section and elsewhere in this prospectus supplement concerning DTC, Euroclear and Clearstream Luxembourg and their respective book-entry systems from sources that we believe are reliable, but we take no responsibility for the accuracy of any of this information, and investors are urged to contact the relevant system or its participants directly to discuss these matters.

DTC.  DTC has advised us that it is:

•	a limited-purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code, as amended; and

•	a “clearing agency” registered pursuant to Section 17A of the Exchange Act.

DTC was created to hold securities for its participants (collectively, the “participants”) and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. DTC’s participants include securities brokers and dealers (including some or all of the underwriters), banks and trust companies, clearing corporations and certain other organizations. Indirect access to DTC’s system is also available to other entities such as Clearstream Luxembourg, Euroclear, banks, brokers, dealers and trust companies (collectively, the “indirect participants”) that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Investors who are not participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants in DTC.

Clearstream Luxembourg.  Clearstream Luxembourg is incorporated under the laws of Luxembourg as a professional depositary. Clearstream Luxembourg holds securities for its participating organizations (“Clearstream Luxembourg Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Luxembourg Participants through electronic book-entry changes in accounts of Clearstream Luxembourg Participants, thereby eliminating the need for physical movement of certificates. Clearstream Luxembourg provides Clearstream Luxembourg Participants with, among other things, services for safekeeping, administration, clearance and establishment of internationally traded securities and securities lending and borrowing. Clearstream Luxembourg interfaces with domestic markets in several countries. As a professional depositary, Clearstream Luxembourg is subject to regulation by the Luxembourg Monetary Institute. Clearstream Luxembourg Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, and may include the underwriters. Indirect access to Clearstream Luxembourg is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Luxembourg Participant either directly or indirectly.

Distributions with respect to notes held beneficially through Clearstream Luxembourg will be credited to cash accounts of Clearstream Luxembourg Participants in accordance with its rules and procedures to the extent received by the U.S. depositary for Clearstream Luxembourg.

Euroclear.  Euroclear was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”), under contract with Euro-clear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

The Euroclear Operator is regulated and examined by the Belgian Banking Commission. Distributions of principal and interest with respect to notes held through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the relevant system’s rules and procedures, to the extent received by such system’s depositary.

Links have been established among DTC, Clearstream Luxembourg and Euroclear to facilitate the initial issuance of the notes and cross-market transfers of the notes associated with secondary market trading. DTC will be linked indirectly to Clearstream Luxembourg and Euroclear through the DTC accounts of their respective U.S. depositaries.

Book-Entry Procedures.  We expect that, pursuant to procedures established by DTC:

•	upon deposit of each global note, DTC will credit, on its book-entry registration and transfer system, the accounts of participants designated by the underwriters with an interest in that global note; and

•	ownership of beneficial interests in the global notes will be shown on, and the transfer of ownership interests in the global notes will be effected only through, records maintained by DTC (with respect to the interests of participants) and by participants and indirect participants (with respect to the interests of persons other than participants).

The laws of some jurisdictions may require that some purchasers of notes take physical delivery of those notes in definitive form. Accordingly, the ability to transfer beneficial interests in notes represented by a global note to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person holding a beneficial interest in a global note to pledge or transfer that interest to persons or entities that do not participate in DTC’s system, or to otherwise take actions in respect of that interest, may be affected by the lack of a physical note in respect of that interest.

So long as DTC or its nominee is the registered owner of a global note, DTC or that nominee, as the case may be, will be considered the sole legal owner or holder of the notes represented by that global note for all purposes of the notes and the indenture. Except as provided below, owners of beneficial interests in a global note (1) will not be entitled to have the notes represented by that global note registered in their names, (2) will not receive or be entitled to receive physical delivery of certificated notes, and (3) will not be considered the owners or holders of the notes represented by that beneficial interest under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if that holder is not a participant or an indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of notes under the indenture or that global note. We understand that under existing industry practice, in the event that we request any action of holders of notes, or a holder that is an owner of a beneficial interest in a global note desires to take any action that DTC, as the holder of that global note, is entitled to take, DTC would authorize the participants to take that action and the participants would authorize holders owning through those participants to take that action or would otherwise act upon the instruction of those holders. Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to the notes.

Beneficial interests in the global notes may not be exchanged for certificated notes. However, if DTC notifies us that it is unwilling to be a depositary for the global notes or ceases to be a clearing agency or if we so elect or if there is an event of default under the notes, DTC will exchange the global notes for certificated notes which it will distribute to its participants.

Payments with respect to the principal of and interest on a global note will be payable by the trustee to or at the direction of DTC or its nominee in its capacity as the registered holder of the global note under the indenture. Under the terms of the indenture, we and the trustee may treat the persons in whose names the notes, including the global notes, are registered as the owners thereof for the purpose of receiving payment thereon and for any and all other purposes whatsoever. Accordingly, neither we nor the trustee has or will have any responsibility or liability for the payment of those amounts to owners of beneficial interests in a global note. Payments by the participants and the indirect participants to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of the participants and indirect participants and not of DTC.

Transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream Luxembourg will be effected in the ordinary way in accordance with their respective rules and operating procedures.

Cross-market transfers between the participants in DTC, on the one hand, and Euroclear or Clearstream Luxembourg participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream Luxembourg, as the case may be, by its respective depositary. However, those cross-market transactions will require delivery of instructions to Euroclear or Clearstream Luxembourg, as the case may be, by the counterparty in that system in accordance with the rules and procedures and within the established deadlines (Brussels time) of that system. Euroclear or Clearstream Luxembourg, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream Luxembourg participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream Luxembourg.

Although we understand that DTC, Euroclear and Clearstream Luxembourg have agreed to the foregoing procedures to facilitate transfers of interests in the global notes among participants in DTC, Euroclear and Clearstream Luxembourg, they are under no obligation to perform or to continue to perform those procedures, and those procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream Luxembourg or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Same-Day Settlement and Payment

We will make payments in respect of the notes represented by the global notes (including principal and interest) by wire transfer of immediately available funds to the accounts specified by the global note holder. We will make all payments of principal and interest with respect to certificated notes, if any, by wire transfer of immediately available funds to the accounts specified by the holders of the certificated notes or, if no such account is specified, by mailing a check to each such holder’s registered address.

Because of time zone differences, the securities account of a Euroclear or Clearstream Luxembourg participant purchasing an interest in a global note from a participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream Luxembourg participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream Luxembourg) immediately following the settlement date of DTC. DTC has advised us that cash received in Euroclear or Clearstream Luxembourg as a result of sales of interests in a global note by or through a Euroclear or Clearstream Luxembourg participant to a participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream Luxembourg cash account only as of the business day for Euroclear or Clearstream Luxembourg following DTC’s settlement date.

None of Biogen Idec, any underwriter or agent, the trustee or any applicable paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in a global note, or for maintaining, supervising or reviewing any records.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

General

Below is a discussion of material United States federal income tax consequences to U.S. Holders and Non-U.S. Holders (each as defined below) who purchase the notes pursuant to this offering at an issue price that is not more than a de minimis amount below the principal amount of the notes. The term “issue price” as used in this discussion is the first price at which a substantial amount of the relevant class of notes is sold to investors (excluding bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents and wholesalers). This discussion is based upon current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations thereunder, current administrative rulings, judicial decisions and other applicable authorities, all of which may be repealed, revoked or modified so as to result in United States federal income tax consequences different from those discussed below. No ruling from the Internal Revenue Service (the “IRS”) has been or will be sought on any of the issues discussed below, and there can be no assurance that the IRS will concur with the conclusions reached herein. Furthermore, this discussion does not address the tax consequences arising under the tax laws of any state, locality or foreign jurisdiction.

This discussion assumes that the notes are held as “capital assets” within the meaning of Section 1221 of the Code. It does not purport to deal with all aspects of United States federal income taxation that may be relevant to holders of notes in light of their personal investment circumstances, nor does it purport to deal with United States federal income tax considerations applicable to certain types of holders subject to special treatment under United States federal income tax law (e.g., banks, financial institutions, partnerships or other pass-through entities, expatriates or former long-term residents of the United States, holders subject to the alternative minimum tax, individual retirement accounts or other tax-deferred accounts, broker-dealers, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, insurance companies, real estate investment trusts, regulated investment companies, persons that hold the notes as a position in a “straddle,” or as part of a synthetic security or “hedge,” “conversion transaction,” “constructive sale” or other integrated investment, persons that have a “functional currency” other than the U.S. dollar, Non-U.S. Holders, except as described below, and tax-exempt organizations).

If an entity that is classified as a partnership for United States federal income tax purposes holds notes, the tax treatment of its partners will generally depend upon the status of the partner and the activities of the partnership. Partnerships and other entities that are classified as partnerships for United States federal income tax purposes and persons holding notes through a partnership or other entity classified as a partnership for United States federal income tax purposes are urged to consult their own tax advisors.

For purposes of this discussion, the term “U.S. Holder” means a beneficial owner of a note that is for United States federal income tax purposes: (i) an individual citizen or resident of the United States, (ii) a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate, the income of which is subject to United States federal income taxation regardless of its source, or (iv) a trust if either (A) a court within the United States is able to exercise primary jurisdiction over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of such trust or (B) the trust has a valid election in effect under applicable Treasury regulations to be treated as a United States person. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a note that is for United States federal income tax purposes an individual, corporation, estate or trust and is not a U.S. Holder.

PROSPECTIVE INVESTORS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS AS TO THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE APPLICABILITY OF ANY UNITED STATES FEDERAL, STATE, LOCAL, FOREIGN OR OTHER TAX LAWS AND POSSIBLE CHANGES IN THE TAX LAWS OR INTERPRETATIONS THEREUNDER.

Taxation of U.S. Holders

Payments of Interest

Interest on the notes will generally be taxable to a U.S. Holder as ordinary income at the time it is paid or accrued in accordance with the U.S. Holder’s usual method of accounting for tax purposes.

Additional Payments

We may be required to pay additional amounts in excess of stated interest or principal on the notes to a U.S. Holder (and/or to pre-pay all or a portion of the notes) in certain circumstances. Because we believe the likelihood that we will be obligated to make any such additional payments on the notes is remote, we intend to take the position (and this discussion assumes) that the notes will not be treated as contingent payment debt instruments. Our determination that these contingencies are remote is binding on a U.S. Holder, unless the holder discloses a contrary position in the manner required by applicable Treasury regulations. If, contrary to our expectations, we make additional payments on the notes, U.S. Holders will be required to recognize such amounts as income at the time it is paid or accrued in accordance with the U.S. Holder’s method of accounting for United States federal income tax purposes. In the event we make such additional payments, or if the IRS takes the position that certain of the payments described above were not remote, it would affect the amount, timing and character of the income recognized by a U.S. Holder.

In certain circumstances, if the rating on the notes changes, we may be obligated to pay you additional interest. See “Description of the Notes — Interest Rate Adjustment.” Under Treasury Regulations, if a debt instrument provides for an alternative payment schedule or schedules applicable upon the occurrence of a contingency (other than a remote or incidental contingency), if the timing and amount of the payments that comprise each payment schedule are known as of the issue date and if one of such schedules is significantly more likely than not to apply, the yield and maturity of the debt instrument are determined by assuming that the payments will be made according to that payment schedule. We intend to take the position that it is significantly more likely than not that interest payments on the notes will be made at the original issue interest rates. Therefore, we do not intend to treat the potential payment of additional interest as part of the yield to maturity of any notes. Our determination is not, however, binding on the IRS, which could challenge this position. If such challenge were successful, the timing of income and the character of gain may be materially different.

The remainder of this discussion assumes our determinations described above are correct. U.S. Holders should consult with their tax advisors as to the tax considerations relating to the contingent payments and optional redemption rights described above.

Sale, Exchange or Retirement of the Notes

Upon the sale, exchange or retirement of a note, a U.S. Holder will recognize gain or loss equal to the difference between the sum of the cash plus the fair market value of any property received (other than any amount received attributable to accrued but unpaid interest on the note not previously included in income, which, in each case, will be taxable as interest income) and the U.S. Holder’s adjusted tax basis in such note at the time of such sale. A U.S. Holder’s tax basis in a note will generally be equal to the amount that such U.S. Holder paid for the note. Such gain or loss will be capital gain or loss and generally will be long-term capital gain or loss if, at the time of such sale, exchange or retirement, the note has been held by the U.S. Holder for more than one year. Long-term capital gains of non-corporate taxpayers are generally eligible for reduced rates of taxation. The deductibility of any net capital loss realized by a U.S. Holder on the sale, exchange or retirement of a note is subject to limitations.

Information Reporting and Backup Withholding

In general, information reporting requirements will apply to certain payments of principal of, and interest on, a note, and the proceeds of disposition of a note before maturity, to U.S. Holders other than certain exempt recipients such as corporations. Backup withholding at the then applicable rate (currently 28%) will generally apply to a U.S. Holder (other than an exempt recipient, such as a corporation) if such U.S. Holder: (i) fails to furnish or certify its correct taxpayer identification number (which, for an individual, would generally be his or her social security number) in the manner required, (ii) is notified by the IRS that it has failed to report interest or dividend income properly or (iii) under certain circumstances, fails to certify that it has not been notified by the IRS that it is subject to backup withholding due to underreporting of interest or dividends.

Backup withholding is not an additional tax. Any amounts withheld from payments to a U.S. Holder under the backup withholding rules will be allowed as a credit against such holder’s United States federal income tax liability and may entitle the holder to a refund; provided that the required information is timely furnished to the IRS. U.S. Holders should consult their own tax advisors regarding the application of backup withholding in their particular situation, the availability of an exemption from backup withholding and the procedure for obtaining such an exemption, if available.

Taxation of Non-U.S. Holders

The rules governing United States federal income taxation of Non-U.S. Holders are complex. Non-U.S. Holders should consult with their own tax advisors to determine the effect of United States federal, state, local and foreign income tax laws, as well as treaties, with regard to an investment in the notes, including any reporting requirements.

Payments of Interest

Subject to the discussion below concerning backup withholding, payments of principal and interest on the notes to any Non-U.S. Holder generally will not be subject to United States federal income or withholding tax; provided that, in the case of interest, (i) the interest is not effectively connected with such Non-U.S. Holder’s conduct of a trade or business in the United States, (ii) such Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock that are entitled to vote within the meaning of Section 871(h)(3) of the Code, and (iii) such Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us within the meaning of Section 881(c)(3)(C) of the Code; provided that, in all cases, the certification requirement described in the next sentence has been fulfilled with respect to the beneficial owner. The certification requirement referred to above will be fulfilled if either (A) the Non-U.S. Holder provides to us or the paying agent an IRS Form W-8BEN (or successor form), signed under penalties of perjury, that includes such holder’s name and address and a certification as to its non-U.S. status or (B) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business holds the notes on behalf of the beneficial owner and provides a statement to us or the paying agent, signed under penalties of perjury, in which the organization, bank or financial institution certifies that it has received an IRS Form W-8BEN (or successor form) from the Non-U.S. Holder or from another financial institution acting on behalf of such holder and furnishes to us or the paying agent with a copy thereof and otherwise complies with the applicable IRS requirements. In the case of notes held by a foreign partnership, the certification described above normally is provided by the partners and the partnership provides other specified information. Other methods may be available to satisfy the certification requirements described above, depending on the circumstances applicable to the Non-U.S. Holder.

The gross amount of payments of interest that do not qualify for the exception from withholding described above (the “portfolio interest exemption”) will be subject to United States income tax withholding at a rate of 30% unless (i) the Non-U.S. Holder provides a properly completed IRS Form W-8BEN (or successor form) claiming an exemption from or reduction in withholding under an applicable tax treaty or (ii) such interest is effectively connected with the conduct of a United States trade or business by such Non-U.S. Holder and the holder provides a properly completed IRS Form W-8ECI (or successor form).

If interest or other income received with respect to a note is effectively connected with a United States trade or business conducted by a Non-U.S. Holder, the Non-U.S. Holder generally will be subject to United States federal income tax on such interest or other income in the same manner as if it were a U.S. Holder, unless an applicable treaty provides otherwise. In addition, if the Non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, subject to certain adjustments, unless reduced or eliminated by an applicable tax treaty. Even though such effectively connected income is subject to income tax, and may be subject to the branch profits tax, it is not subject to income withholding tax if the Non-U.S. Holder satisfies the certification requirements described above.

Under certain circumstances, we may be required to make additional payments to holders of such notes. Such payments may be treated as interest, subject to the rules described above, as gain realized on the sale, exchange or other disposition of a note or as other income subject to United States federal withholding tax. Non-U.S. Holders should consult their own tax advisors as to the tax considerations relating to debt instruments that provide for one or more contingent payments, in particular as to the availability of the portfolio interest exemption, and the ability of Non-U.S. Holders to claim the benefits of income tax treaty exemptions from United States withholding tax in respect of any such additional payments.

Sale, Exchange or Disposition of the Notes

Subject to the discussion below concerning backup withholding, a Non-U.S. Holder will not be subject to United States federal income tax on gain realized on the sale, exchange or other disposition of a note, unless (i) such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition, and certain other conditions are met, (ii) such gain represents accrued but unpaid interest not previously included in income, in which case the rules regarding interest would apply or (iii) such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment maintained by such Non-U.S. Holder. If the first exception applies, the non-U.S. Holder generally will be subject to United States federal income tax at a rate of 30% (or at a reduced rate under an applicable income tax treaty) on the amount by which such non-U.S. Holder’s capital gains allocable to U.S. sources exceed capital losses allocable to U.S. sources during the taxable year of the disposition. If the third exception applies, the Non-U.S. Holder generally will be subject to United States federal income tax with respect to such gain in the same manner as a U.S. Holder, unless otherwise provided in an applicable income tax treaty, and a Non-U.S. Holder that is a corporation for United States federal income tax purposes may also be subject to a branch profits tax with respect to such gain at a rate of 30% (or at a reduced rate under an applicable income tax treaty).

Information Reporting and Backup Withholding

Generally, we must report annually to the IRS and to Non-U.S. holders the amount of interest paid to such holders and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest and withholding may also be made available to the tax authorities in the country in which a Non-U.S. Holder resides under the provisions of an applicable income tax treaty.

Under current United States federal income tax law, backup withholding generally will not apply to payments of interest that we make if the certifications described under “Taxation of Non-U.S. Holders — Payments of Interest” are received; provided that we or the paying agent, as the case may be, do not have actual knowledge or reason to know that the payee is a U.S. Holder.

Payments on the sale, exchange or other disposition of a note made to or through a foreign office of a broker will be subject to information reporting to the IRS if such broker is for United States federal income tax purposes (i) a U.S. person, (ii) a controlled foreign corporation, (iii) a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period or (iv) a foreign partnership with certain connections to the United States, unless the broker has in its records documentary evidence that the beneficial owner is not a U.S. person and certain other conditions are met, or the beneficial owner otherwise establishes an exemption. Backup withholding may apply to any payment that a foreign broker is required to report if the broker has actual knowledge that the payee is a U.S. person. Payments to or through the U.S. office of a broker or paid by certain related U.S. financial intermediaries will be subject to backup withholding and information reporting unless the holder certifies, under penalties of perjury, that it is not a U.S. person (and the broker does not have actual knowledge or reason to know that the payee is a U.S. person), or the payee otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld from a payment to a Non-U.S. Holder under the backup withholding rules will be allowed as a credit against such holder’s United States federal income tax liability and may entitle such holder to a refund; provided that the required information is timely furnished to the IRS. Non-U.S. Holders should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption from backup withholding and the procedure for obtaining such an exemption, if available.

UNDERWRITING

We and Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated have entered into an underwriting agreement with respect to the notes. Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as representatives of the underwriters named below. Subject to the terms and conditions contained in the underwriting agreement between us and the underwriters, we have agreed to sell to the underwriters, and the underwriters severally have agreed to purchase from us, the principal amount of the notes listed opposite their names below.

	Principal Amount of	Principal Amount of
Underwriter	Notes Due 2013	Notes Due 2018

Goldman, Sachs & Co	$	$
Merrill Lynch, Pierce, Fenner & Smith Incorporated

Total	$	$

The underwriters have agreed to purchase all of the notes sold pursuant to the underwriting agreement if any of these notes are purchased. If an underwriter defaults, the underwriting agreement provides that, under certain circumstances, the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to the approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The underwriters propose to offer some of the notes directly to the public at the public offering prices set forth on the cover page of this prospectus supplement and some of the notes to dealers at the public offering prices less a concession not to exceed     % of the principal amount of the notes with respect to the notes due 2013 notes and     % of the principal amount of the notes with respect to the notes due 2018. The underwriters may allow, and dealers may reallow a concession not to exceed     % of the principal amount of the notes on sales to other dealers with respect to the notes due 2013 notes and     % of the principal amount of the notes with respect to the notes due 2018. After the initial offering of the notes to the public, the representatives may change the public offering prices and concessions.

The expenses of the offering, not including the underwriting discount, are estimated to be $      and are payable by us.

New Issue of Notes

Each series of notes is a new issue of securities with no established trading market. We do not intend to apply for listing of the notes of either series on any national securities exchange or for quotation of the notes of either series on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of notes to the public in that Relevant Member State at any time:

(a) to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the underwriters for any such offer; or

(d) in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each underwriter has represented and agreed that:

•	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act (“FSMA”) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

The notes have not been and will not be registered under the Securities and Exchange Law of Japan (the Securities and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of

Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Price Stabilization and Short Positions

In connection with the offering, the underwriters are permitted to engage in transactions that stabilize the market price of the notes. Such transactions consist of bids or purchases to peg, fix or maintain the price of the notes. If the underwriters create a short position in the notes in connection with the offering, i.e., if they sell more notes than are on the cover page of this prospectus supplement, the underwriters may reduce that short position by purchasing notes in the open market. Purchases of a security to stabilize the price or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters makes any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

The underwriters and their affiliates have engaged in, and may in the future engage in, investment banking, commercial banking and other commercial dealings in the ordinary course of business with us. They have received customary fees and commissions for these transactions. Affiliates of each of the underwriters in this offering are lenders under our senior term loan facility and will receive a ratable portion of the amounts to be repaid thereunder with the net proceeds of this offering. In addition, affiliates of each of the underwriters are lenders under our five year $400 million senior unsecured revolving credit facility that we entered into on June 29, 2007.

Each of the underwriters is a member of the Financial Industry Regulatory Authority, Inc., or FINRA (formerly known as the “NASD”). We expect that substantially all of the net proceeds of this offering will be paid to members of the FINRA or affiliates of members of the FINRA by reason of the repayment of outstanding amounts under our senior term loan facility as described under “Use of Proceeds.” This offering is being conducted in accordance with NASD Conduct Rule 2710(h).

VALIDITY OF NOTES

The validity of the notes offered hereby will be passed upon for us by Ropes & Gray LLP, Boston, Massachusetts and for the underwriters by Sidley Austin LLP, New York, New York.

Prospectus

Debt Securities

Biogen Idec Inc. may offer debt securities from time to time, in one or more offerings. The terms of the debt securities will be described in a prospectus supplement, together with other terms and matters related to the offering. You should read carefully both this prospectus and any prospectus supplement before making your investment decision.

We may offer and sell the debt securities on an immediate, continuous or delayed basis directly to investors or through underwriters, dealers or agents, or through a combination of these methods.

Investing in these securities involves certain risks. See “Item 1A. Risk Factors” in our most recent Annual Report on Form 10-K incorporated by reference in this prospectus, and in any applicable prospectus supplement, for a discussion of the factors you should consider carefully before deciding to purchase these securities.

The address of our principal executive offices is 14 Cambridge Center, Cambridge, Massachusetts 02142 and our telephone number at our principal executive offices is (617) 679-2000.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 26, 2008.

ABOUT THIS PROSPECTUS

Each time we offer debt securities using this prospectus, we will provide specific terms and offering prices in supplements to this prospectus. The prospectus supplements also may add, update or change the information in this prospectus and also will describe the specific manner in which we will offer these securities.

The particular prospectus supplement also may contain important information about U.S. federal income tax consequences and, in certain circumstances, consequences under other countries’ tax laws to which you may become subject if you acquire the debt securities being offered by that prospectus supplement. The prospectus supplement also may update or change information contained or incorporated by reference in this prospectus. You should read carefully both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information About Us.”

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any materials that we file with the SEC at its Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) 732-0330. Our filings are also available to the public from the Internet website maintained by the SEC at http://www.sec.gov.

We incorporate by reference into this prospectus the documents listed below and any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

•	our Annual Report on Form 10-K, filed on February 14, 2008, for the year ended December 31, 2007; and

•	our Current Reports on Form 8-K, filed on January 11, 2008, January 28, 2008 and February 15, 2008.

You may obtain documents incorporated by reference into this prospectus at no cost by requesting them in writing or telephoning us at the following address:

Biogen Idec Inc.
Attn: Investor Relations
14 Cambridge Center
Cambridge, Massachusetts 02142
(617) 679-2812

Copies of these filings are also available, without charge, on our website at http://www.biogenidec.com. The other contents of our website have not been, and shall not be deemed to be, incorporated by reference into this prospectus.

Any statement contained in this prospectus or in a document incorporated by reference herein will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or therein, or in any other subsequently filed document that also is incorporated herein or therein by reference, modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed to constitute a part of this prospectus except as so modified or superseded.

This prospectus constitutes a part of a registration statement on Form S-3 (referred to herein, including all amendments and exhibits, as the “Registration Statement”) that we have filed with the SEC under the Securities Act of 1933, as amended (the “Securities Act”). This prospectus does not contain all of the information contained in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. We refer you to the Registration Statement and related exhibits for further information regarding us and our debt securities. The Registration Statement may be inspected at the public reference facilities maintained by the SEC at the address set forth above or from the SEC’s web site at http://www.sec.gov. Statements contained in this prospectus, any prospectus supplement or in a document

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incorporated or deemed to be incorporated by reference herein concerning the provisions of any document filed as an exhibit to the Registration Statement are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the SEC. Each such statement is qualified in its entirety by such reference.

USE OF PROCEEDS

Unless otherwise indicated in a prospectus supplement, we will use all or a portion of the net proceeds from the sale of our debt securities offered by this prospectus and an accompanying prospectus supplement for general corporate and working capital purposes. General corporate and working capital purposes may include repayment of debt, capital expenditures, possible acquisitions and any other purposes that may be stated in any prospectus supplement. The net proceeds may be invested temporarily or applied to repay short-term or revolving debt until they are used for their stated purpose.

A portion of the proceeds may be used to discharge indebtedness incurred under a senior term loan facility in connection with our issuer tender offer that was completed July 2, 2007. The interest rate on the senior term loan is LIBOR plus 45 basis points, which was 5.54% at December 31, 2007, and it matures on June 26, 2008.

RATIO OF EARNINGS TO FIXED CHARGES

Our consolidated ratios of earnings to fixed charges for each of the periods indicated are as follows:

	Years Ended December 31,
	2007	2006	2005	2004	2003

Ratio of Earnings to Fixed Charges (1)	15.74	43.77	9.64	2.40	(2)

(1)	We have computed the ratios of earnings to fixed charges by dividing pre-tax income from continuing operations, plus fixed charges, plus amortization of capitalized interest, less earnings of equity investees, less interest capitalized, by fixed charges. Fixed charges consist of interest costs, whether expensed or capitalized, the interest component of rental expense and any amortization of debt premiums, discounts and issuance costs. The percent of rent included in the calculations is a reasonable approximation of the interest factor.

(2)	The ratio of earnings to fixed charges is not presented for the year ended December 31, 2003 because our earnings were a net loss of $887.4 million primarily due to the recording of an in-process research and development expense of $823.0 million in connection with the merger of Biogen Inc. and Idec Pharmaceuticals Inc.

PLAN OF DISTRIBUTION

General

The debt securities may be sold:

•	to or through underwriting syndicates represented by managing underwriters;

•	to or through one or more underwriters without a syndicate;

•	through dealers or agents; or

•	to investors directly in negotiated sales or in competitively bid transactions.

The prospectus supplement for each series of debt securities we sell will describe, to the extent required, information with respect to that offering, including:

•	the name or names of any underwriters and the respective amounts underwritten;

•	the purchase price and the proceeds to us from that sale;

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•	any underwriting discounts and other items constituting underwriters’ compensation;

•	any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers;

•	any securities exchanges on which the securities may be listed; and

•	any material relationships with the underwriters.

Underwriters

If underwriters are used in the sale, we will execute an underwriting agreement with those underwriters relating to the debt securities that we will offer. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase these debt securities will be subject to conditions, and the underwriters will be obligated to purchase all of these debt securities if any are purchased.

The debt securities subject to any underwriting agreement will be acquired by the underwriters for their own account and may be resold by them from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from the purchasers of these debt securities for whom they may act as agent. Underwriters may sell these debt securities to or through dealers. These dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Agents

We may also sell any of the debt securities through agents designated by us from time to time. We will name any agent involved in the offer or sale of these debt securities and will list commissions payable by us to these agents in the applicable prospectus supplement. Any agents will be acting on a best efforts basis to solicit purchases for the period of its appointment, unless we state otherwise in the applicable prospectus supplement.

Direct sales

We may sell any of the debt securities directly to purchasers. In this case, we will not engage underwriters or agents in the offer and sale of the applicable securities.

Indemnification

We may indemnify underwriters, dealers or agents who participate in the distribution of debt securities against certain liabilities, including liabilities under the Securities Act, and agree to contribute to payments which these underwriters, dealers or agents may be required to make.

No assurance of liquidity

The debt securities registered hereby may be a new issue of debt securities with no established trading market. Any underwriters that purchase debt securities from us may make a market in these debt securities. The underwriters will not be obligated, however, to make a market and may discontinue market-making at any time without notice to holders of the debt securities. We cannot assure you that there will be liquidity in the trading market for any debt securities of any series.

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VALIDITY OF NOTES

The validity of the notes offered by this prospectus and any prospectus supplement will be passed upon for us by Ropes & Gray LLP, Boston, Massachusetts and for the underwriters by Sidley Austin LLP, New York, New York.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Annual Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2007 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

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$

$     % Senior Notes due 2013
$     % Senior Notes due 2018

PROSPECTUS SUPPLEMENT

Goldman, Sachs & Co.

Merrill Lynch & Co.

February   , 2008